Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 to the use of the name Netherland, Sewell & Associates, Inc. and to the references to our report of Riley Exploration - Permian, LLC's oil and natural gas reserves estimates and future net revenue, as of September 30, 2020, and the inclusion of our corresponding exhibit letter, dated December 21, 2020, included in the prospectus filed pursuant to Rule 424(b) under the Securities Act filed with the Securities and Exchange Commission on February 2, 2021, which forms a part of the Company's Registration Statement on Form S-4, as amended (File No. 333-250019) and is incorporated by reference in the Company's Form 8-K filed on April 7, 2021.  We also consent to the incorporation by reference in this Registration Statement on Form S-3 all references to us contained in such Registration Statement on Form S-4, including in the prospectus under the heading "Experts."

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ C.H. (Scott) Rees III

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
April 7, 2021

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